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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

Foot Locker 401(k) Plan Administrator:

We consent to incorporation by reference in the Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832, 333-07215, 333-21131, 333-62425,
333-33120, 333-40156, 333-41058, 333-74688 and 333-99829 on Form S-8 of our
report dated June 26, 2003 relating to the statements of net assets available for benefits of the Foot Locker 401(k) Plan as of December 31, 2002 and 2001 and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, which report appears in this Annual Report of the Foot Locker 401(k) Plan on Form 11-K.

/s/ KPMG LLP
New York, New York
June 30, 2003